Exhibit (d)(1)(c)

AMENDMENT NO. 2

AMENDED AND RESTATED MASTER INVESTMENT ADVISORY AGREEMENT

This Amendment No. 2 (this “Amendment”), effective August 28, 2024, amends the Amended and Restated Master Investment Advisory Agreement (the “Agreement”), dated July 1, 2020, by and between Short-Term Investments Trust, a Delaware statutory trust (the “Trust”), and Invesco Advisers Inc., a Delaware corporation (the “Adviser”).

W I T N E S S E T H:

WHEREAS, the Trust desires to amend the Agreement to remove Invesco Liquid Assets Portfolio and Invesco STIC Prime Portfolio, each a series portfolio of the Trust, effective August 28, 2024.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Appendix A and Appendix B to the Agreement are hereby deleted in their entirety and replaced with the following:

APPENDIX A

FUNDS AND EFFECTIVE DATES

Name of Fund	Effective Date of Advisory Agreement

Invesco Government & Agency Portfolio	June 1, 2000

Invesco Treasury Obligations Portfolio	June 1, 2000

Invesco Treasury Portfolio	June 1, 2000

APPENDIX B

COMPENSATION TO THE ADVISER

The Trust shall pay the Adviser, out of the assets of a Fund, as full compensation for all services rendered, an advisory fee for such Fund set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Fund for the calendar year computed in the manner used for the determination of the net asset value of shares of such Fund.

Invesco Treasury Portfolio

Net Assets	Annual Rate
All Assets	0.15%

Invesco Government & Agency Portfolio

Net Assets	Annual Rate
All Assets	0.10%

Invesco Treasury Obligations Portfolio

Net Assets	Annual Rate
First $250 million	0.20%
Over $250 million up to and including $500 million	0.15%
Over $500 million	0.10%

2.       In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers on the date first written above.

SHORT-TERM INVESTMENTS TRUST

By:	/s/ John M. Zerr
John M. Zerr
Senior Vice President

INVESCO ADVISERS, INC.

By:	/s/ John M. Zerr
Melanie Ringold
Senior Vice President & Secretary